 Exhibit 21

WHOLLY- OWNED SUBSIDIARIES OF ELBIT VISION SYSTEMS LTD.

Name of Subsidiary	Jurisdiction of Incorporation
1. Elbit Vision Systems US, Inc. 2. Panoptes Ltd.	Delaware, USA Israel